Exhibit 99.1

NEWS RELEASE

Visa Inc. Announces New Conversion Rate for Class B Stock

SAN FRANCISCO, CA, February 7, 2012 – Visa Inc. (NYSE:V) today announced the new conversion rate applicable to the Company’s class B common stock resulting from its December 29, 2011, deposit of $1.565 billion into the litigation escrow account previously established under the Company’s retrospective responsibility plan (the “Plan”). Under the terms of the Plan, this resulted in the decrease in the conversion rate applicable to the Company’s class B common stock from 0.4881 to .4254, effective as of December 29, 2011. Therefore, the number of as-converted class B common shares was reduced by 15,381,045 from 119,833,888 to 104,452,843. The deposit and price-per-share calculations were conducted in accordance with the Company’s certificate of incorporation using the volume-weighted average price over the 30-day pricing period from December 22, 2011, through February 6, 2012.

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Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks—VisaNet—that is capable of handling more than 20,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, please visit www.corporate.visa.com.

Contacts:

Jack Carsky, Investor Relations

Visa Inc.

Tel: +1 415 932 2213

E-mail: ir@visa.com

Will Valentine, Media Relations

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com